Exhibit (a)(i)

Offer to Purchase for Cash

By

AMERICAN REALTY CAPITAL TRUST, INC.

Up to $220,000,000 in Value of Shares of its Common Stock
At a Purchase Price of Not Greater Than $11.00 per Share
Nor Less Than $10.50 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 28, 2012, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

American Realty Capital Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company”, “we” or “us”), invites our stockholders to tender up to $220,000,000 in value of shares of our common stock, par value $0.01 per share (the “Shares”), for purchase by us at a price not greater than $11.00 nor less than $10.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this offer to purchase (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute, the “Offer”).

The Offer will expire at 5:00 P.M., Eastern Time, on March 28, 2012, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures, including choosing the price or prices at which you wish to tender your Shares, described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $11.00 nor less than $10.50 per Share, that will allow us to purchase $220,000,000 in value of Shares, or a lower amount depending upon the number of Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”).

All Shares that we acquire in the Offer will be acquired at the Final Purchase Price, regardless of whether the stockholder tendered at a lower price. We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date.

If, based on the Final Purchase Price, Shares having an aggregate value of less than $220,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. If, based on the Final Purchase Price, more than $220,000,000 in value of Shares are properly tendered and not properly withdrawn, we will (a) first, purchase all Shares tendered in amounts of less than 100 Shares (“odd lots”), and (b) second, purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer (pursuant to Section 3) will be credited to the account maintained with The Depositary Trust Company (“DTC”) by the participant who delivered the Shares at our expense.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1, Section 3 and Section 4.

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At the maximum Final Purchase Price of $11.00 per Share, we could purchase approximately 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.1% of the issued and outstanding Shares as of immediately after the listing of the Shares on The NASDAQ Global Select Market (“NASDAQ”) on March 1, 2012. At the minimum Final Purchase Price of $10.50 per Share, we could purchase approximately 20,952,380 Shares if the Offer is fully subscribed, which would represent approximately 11.7% of the issued and outstanding Shares as of immediately after the listing of the Shares on NASDAQ.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 7 prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 A.M., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, Section 3 and Section 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Effective on March 1, 2012, the Shares were listed and are now traded on NASDAQ under the symbol “ARCT”. March 1, 2012 will be the first day on which the Shares are traded on NASDAQ, so we cannot provide a market price of the Shares. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on NASDAQ, which may be at lower or higher prices than the Final Purchase Price, and the chance to participate in any future third party acquisition of the Company. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 6.

Additionally, on February 15, 2012, the Company filed a preliminary prospectus included in the registration statement on Form S-11 (the “Registration Statement”) with the SEC for the underwritten public offering of 6,600,000 Shares (the “Public Offering”). There is no assurance that the Public Offering will be successful. If the Public Offering is consummated, the price of the Shares issued in the Public Offering may be higher or lower than the Final Purchase Price. There is no assurance that the Final Purchase Price will be equal to or higher than the price of the Shares issued in the Public Offering, if it is consummated. Stockholders are urged to obtain a copy of the Registration Statement and other documents we have filed with the SEC for more complete information about the Company and the Public Offering before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 6.

The description of the Public Offering is for informational purposes only and is not an offer to buy or the solicitation of an offer to buy or sell or a solicitation of consents with respect to any securities. The proposed Public Offering will only be made pursuant to the terms set forth in the Registration Statement. You may get a copy of the Registration Statement, any amendment thereof and other documents filed with the SEC by the Company for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting the Company at 405 Park Avenue, New York, NY 10022.

We will use available cash and borrowings under the Company’s existing revolving credit facility to purchase Shares in the Offer and to pay all related fees and expenses. In addition to the other conditions set forth in Section 7, the consummation of the Offer is subject to the funding by the lenders under our revolving credit facility of the proposed borrowings of $220,000,000 (the “Credit Facility Condition”).

In connection with the listing of the Company’s common stock on NASDAQ, the Company has internalized the management services formerly provided by the Company’s advisor by terminating the advisory agreement with our former advisor, subject to a 60-day notice period (subject to our right to extend this agreement for three consecutive one-month periods), purchasing our property manager from our sponsor, AR Capital, LLC, for $10.00, and entering into an agreement with our property manager to waive any fees payable by us under the property management agreement to which we are a party. Immediately following the commencement of trading of Shares on NASDAQ, the Company’s executive management team collectively owned approximately 1.0% of the equity interests in the Company on a fully diluted basis. Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer. See Section 11.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, REALTY CAPITAL SECURITIES, LLC, IN ITS CAPACITY AS THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), COMPUTERSHARE, INC., IN ITS CAPACITY AS THE PAYING AGENT FOR THE OFFER (THE “PAYING AGENT”), ARC ADVISORY SERVICES, LLC, IN ITS CAPACITY AS THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), GEORGESON INC., IN ITS CAPACITY AS THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), AND THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY AND THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER OR THE PUBLIC OFFERING. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. STOCKHOLDER (AS DEFINED IN SECTION 14), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS (A) A SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT, OR (B) A DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. STOCKHOLDER (AS DEFINED IN SECTION 14), THE PAYMENT OF CASH FOR YOUR TENDERED SHARES MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX WITHHOLDING. SEE SECTION 14. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER TO PURCHASE.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS THE OFFER OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Depositary at their respective telephone numbers set forth on the back cover page of the Offer to Purchase. If you require additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, you should contact the Information Agent., who will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:
Realty Capital Securities, LLC
Offer to Purchase dated March 1, 2012

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 P.M., Eastern Time, on March 28, 2012 (unless the Offer is extended):

•	Registered Holders: if your Shares are registered in your name, deliver (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to ARC Advisory Services, LLC, the Depositary for the Offer;
•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”), contact your contact your Custodian and request that your Custodian tender your Shares for you according to the procedure described in Section 3 of the Offer to Purchase; or
•	DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

Even if the delivery of Shares is made by book-entry transfer to the Paying Agent’s account at DTC, you must also submit a written Letter of Transmittal to the Depositary at the address set forth on the back cover page of the Offer to Purchase.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal and other Offer materials may be obtained from Georgeson Inc., the Information Agent for the Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to the Information Agent at the telephone numbers set forth on the back cover of the Offer to Purchase. Stockholder should also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY AND THEIR RESPECTIVE AFFILIATES.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THE STATEMENTS MADE IN THE OFFER TO PURCHASE ARE MADE AS OF MARCH 1, 2012, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THE OFFER TO

PURCHASE AND THE LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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SUMMARY TERM SHEET

American Realty Capital Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company”, “we” or “us”), is offering to purchase up to $220,000,000 in value of Shares, at a price not greater than $11.00 nor less than $10.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the lowest purchase price, not greater than $11.00 nor less than $10.50 per Share, that will allow us to purchase $220,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” The Offer will expire at 5:00 P.M., Eastern Time, on March 28, 2012, or such other date to which the Offer may be extended. The following are some of the questions that you, as a holder of Shares may have, and the answers to those questions. We urge you to read carefully the Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. We have included section references to direct you to a more complete description of the topics contained in this summary.

What is the Company offering to purchase?

We are offering to purchase shares of common stock, par value $0.01, of the Company.

What will be the purchase price for the Shares?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction” tender offer. This procedure allows you to select the price or prices (in increments of $0.25), within a price range specified by us, at which you are willing to sell all or a portion of your Shares. The price range for the Offer is $10.50 to $11.00 per Share. We will select the lowest purchase price within the price range at which, based on the number of Shares tendered and the number of Shares tendered at the prices specified by the tendering stockholders, we can purchase $220,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn.

If, based on the Final Purchase Price, less than $220,000,000 in value of Shares are properly tendered, we will selected the lowest price that will allow us to buy all the Shares that are properly tendered and not properly withdrawn prior to the Expiration Date. If, based on the Final Purchase Price, more than $220,000,000 in value of Shares are properly tendered and not properly withdrawn, we will (a) first, purchase all Shares tendered in amounts of less than 100 Shares (“odd lots”), and (b) second, purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

We will purchase all the Shares at the Final Purchase Price, in cash, less any applicable withholding taxes and without interest, even if you have selected a purchase price lower than the Final Purchase Price. We will not purchase any Shares tendered at a price above the Final Purchase Price.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Section 1, Section 3 and Section 4.

The Offer is not conditioned upon any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 7.

What is the market price of our Shares?

Effective on March 1, 2012, the Shares were listed and are now traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “ARCT”. March 1, 2012 will be the first day on which the Shares are traded on NASDAQ, so we cannot provide a market price of the Shares. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on NASDAQ, which may be at lower or higher prices than the Final Purchase Price, or any chance to participate in any future third party acquisition of the Company. Stockholders are urged to obtain current market quotations for Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 6.

How was the price range under the Offer determined?

On February 24, 2012, in connection with the Offer, we estimated a price range within which we believe our stockholders might sell their shares to us. In composing the price range, we computed the estimated market price per Share using two different methodologies; comparable company analysis and the Gordon Growth Model. We also applied a liquidity discount because, prior to March 1, 2012, there was no active trading market for our Shares. Based on the foregoing, we arrived at the price range of $10.50 to $11.00 per Share. See Section 6.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per Share value. Furthermore, the estimated value of our shares was calculated as of a particular point in time. The value of our shares will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities and attributes specific to the properties and leases within our portfolio. The value of our Shares following the listing of our Shares on NASDAQ and the Public Offering may be lower or higher than the range at which we are offering to purchase Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 6.

How many Shares will the Company purchase in the Offer?

We will purchase up to $220,000,000 in value of Shares in the offer, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Effective immediately upon the listing of our Shares on NASDAQ, we had issued and outstanding approximately 179,455,412 Shares. At a maximum Final Purchase Price of $11.00 per Share, we could purchase approximately 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.1% of the issued and outstanding Shares as of March 1, 2012. At a minimum Final Purchase Price of $10.50 per Share, we could purchase approximately 20,952,380 Shares if the Offer is fully subscribed, which would represent approximately 11.7% of the issued and outstanding Shares as of March 1, 2012.

We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

What will happen if more than $220,000,000 in value of Shares are tendered at or below the Final Purchase Price?

If, based on the Final Purchase Price, more than $220,000,000 in value of Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

•	first, we will purchase all the Shares properly tendered and not properly withdrawn by any “odd lot holder” (a stockholder of less than 100 Shares); and
•	second, after the purchase of all the Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered at or below the Final Purchase Price, on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

Because of the “odd lot” priority and proration provisions described above, it is possible that we will not purchase all the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile and assets. The Offer is part of our overall goal to enhance stockholder value. We believe that the modified “Dutch auction” tender offer set forth in the Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

How will the listing of Shares on NASDAQ and the Public Offering affect my Shares?

Since the Shares are now listed on NASDAQ, stockholders who choose not to tender their Shares will be able to freely liquidate their investments in the Company; however, their Shares will be subject to market volatilities. Stockholders who tender in the Offer and whose tender is accepted will lose the opportunity to trade the tendered Shares on NASDAQ, which may be at lower or higher prices than the Final Purchase Price. Stockholders who tender in the Offer and whose tender is accepted will also lose any chance to participate in any future third party acquisition of the Company.

Additionally, on February 15, 2012, the Company filed the Registration Statement with the SEC for the underwritten public offering of 6,600,000 shares of its common stock. Depending on the number of Shares purchased in the Offer and the number of Shares issued in the Public Offering (if it is consummated), holders of Shares who do not tender may experience dilution in the percentage ownership of the Company. The price of Shares issued in the Public Offering may be higher or lower than the Final Purchase Price. There is no assurance that the Final Purchase Price will be equal to or higher than the price of the Shares issued in the Public Offering, if it is consummated.

There is no assurance that the Public Offering will be successful. If the Public Offering is not successful, the Company will have limited ability to repay its revolving line of credit in the near term. If the Public Offering is successful, the Company intends to cause the net proceeds be applied to repay indebtedness under its revolving credit facility.

The description of the Public Offering is for informational purposes only and is not an offer to buy or the solicitation of an offer to buy or sell or a solicitation of consents with respect to any securities. The proposed Public Offering is made only pursuant to the terms set forth in the Registration Statement. You may get a copy of the Registration Statement, any amendment thereof and other documents filed with the SEC by the Company for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting the Company at 405 Park Avenue, New York, NY 10022.

Stockholders are urged to obtain a copy of the Registration Statement and other documents we have filed with the SEC for more complete information about the Company and the Public Offering before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 6.

If I accept the Offer, how will I be paid for my Shares?

If you accept the Offer and the Shares you tender are accepted, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See Section 1 and Section 3.

The Company will pay for your validly tendered and not withdrawn Shares by depositing the purchase price in cash with Computershare, Inc., the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely (a) receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal, and (b) if you are tendering Shares through DTC’s ATOP procedures, confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC. See Section 3 and Section 5.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on 5:00 P.M., Eastern Time, on March 28, 2012, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 8.

If your Shares are registered in the name of a Custodian, you should contact it if you desire to tender your Shares and request that they tender your Shares for you. The Custodian that holds your Shares may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 8. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if the Company extends, amends or terminates the Offer?

If we extend the Offer, we will inform the Paying Agent and the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 A.M., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 8.

How do I tender my Shares?

Prior to tendering Shares, we recommend that you contact your financial advisor. As part of the listing of Shares on NASDAQ, a number of registered accounts will automatically be transferred to brokerage accounts in which Shares will be held in “street” name in tradable accounts (or, in other words, registered in the name of a broker, dealer, commercial bank, trust company or nominee, although still beneficially owned by you). If your Shares are held in “street” name, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your Shares, if you decide to do so.

Not all registered accounts will be automatically transferred. You will need to work with your broker and your financial advisor to determine the status of your account and the best way to tender you Shares if you decide to do so.

If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 P.M., Eastern Time, on March 28, 2012, or any later time and date to which the Offer may be extended:

•	Registered Holders: if your Shares are registered in your name, deliver (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to ARC Advisory Services, LLC, the Depositary for the Offer;
•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your contact your Custodian and request that your Custodian tender your Shares for you according the procedures described in Section 3 of the Offer to Purchase; or
•	DTC Participants: if you are an institution participating in The Depositary Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase.

Even if the delivery of Shares is made by book-entry transfer to the Paying Agent’s account at DTC, you must also submit a written Letter of Transmittal to the Depositary at the address set forth on the back cover page of the Offer to Purchase.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date or, (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact the Information Agent or your Custodian. The contact information for the Information Agent is set forth on the back cover of the Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once tendered, may I withdraw my tender?

If you tender Shares pursuant to the Offer, you may withdraw your tender at any time until the Offer expires at 5:00 P.M., Eastern Time, on March 28, 2012 (unless the Offer is extended). If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your tender at any time after 12:00 midnight, Eastern Time, on April 25, 2012. See Section 4.

How do I withdraw previously tendered Shares?

To properly withdraw your previously tendered Shares, you must deliver (by regular mail, overnight courier, hand delivery, or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit a(vii) to the Schedule TO for individual investors (other than Custodians and DTC participants), and Exhibit a(viii) to the Schedule TO for Custodians and DTC participants. In addition, Custodians and DTC participants must comply with DTC’s procedures for withdrawal of tenders. See Section 4.

How will the listing of the Shares on NASDAQ affect my ability to tender Shares?

We recommend that you work with your broker and your financial advisor to determine the status of your account and the best way to tender you Shares. If you have any questions related to the listing of the Shares on NASDAQ or the status of your registered account (and how that status impacts how you may tender your shares), please call ARC Advisory Services, LLC, the Depositary, at (877) 373-2522.

As part of the listing of the Shares on NASDAQ, a number of registered accounts will automatically be transferred to brokerage accounts in which the Shares will be held in “street” name in tradable accounts (or, in other words, registered in the name of a broker, dealer, commercial bank, trust company or nominee, although still beneficially owned by you). If your Shares are held in “street” name, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your Shares, if you decide to do so.

Not all registered accounts will be automatically transferred. If your registered account is not automatically transferred to a brokerage account, you may tender as the registered holder of your Shares by delivering a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to the Depositary prior to the Expiration Date. If you are currently the registered holder of the Shares and would like to move your Shares into a brokerage account that would permit you to trade your Shares on NASDAQ (and your Shares were not automatically transferred), you should contact your broker or financial advisor for assistance. Once you have moved your Shares into a brokerage account, you may still tender your Shares under the Offer, but you will need to contact your broker to tender the newly transferred Shares on your behalf in accordance with the Offer to Purchase and the instructions set forth in the Letter of Transmittal.

How will we pay for the Shares?

We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $222,800,000. We will use available cash and borrowings under the

Company’s revolving credit facility to purchase Shares in the Offer and to pay all related fees and expenses. Accordingly, in addition to the other conditions set forth in Section 7, the Offer is subject to the funding by the lenders under our revolving credit facility of the proposed borrowings of $220,000,000. See Section 9.

If I tender my Shares, when will I be paid for my Shares?

Subject to the terms and conditions of the Offer, the Company will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of the expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in Section 7. The Company does, however, reserve the right, in its sole discretion and subject to applicable law, to delay payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. See Section 4 and Section 8.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, as promptly as practicable following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price or to begin paying for tendered Shares until at least five business days after the Expiration Date. We will not delay payment for tendered Shares unless we receive a written request from a registered holder for a specific purpose, such as accommodating a request for information about a potential transaction in which proceeds from the Offer are rolled over into another investment, in which case payment may be delayed no more than five additional business days. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Paying Agent, promptly after the Expiration Date. The Paying Agent will act as your agent and will transmit to you the payment for all of your Shares accepted for payment.

Will I have to pay any brokerage fees or commissions?

If you hold Shares in your name and you tender your Shares directly to the Depositary, you will not incur any transfer fees, brokerage fees, commissions or other fees in connection with the sale of Shares to the Company pursuant to the Offer. If you hold Shares through a Custodian, we urge you to consult your Custodian to determine whether any transaction costs are applicable. See Section 2 and Section 3.

The Company (a) will pay the Paying Agent and the Information Agent reasonable and customary compensation for their services, (b) will reimburse the Paying Agent and the Information Agent for reasonable out-of-pocket costs or expenses incurred in connection with the Offer and (c) will indemnify the Paying Agent and the Information Agent against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The Dealer Manager and the Depositary are affiliates of the Company. The Company (a) will reimburse the Dealer Manager and the Depositary for reasonable out-of-pocket costs or expenses incurred in connection with the Offer, and (b) indemnify the Dealer Manager and the Depositary against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The Company may pay directly such costs and expenses of the Paying Agent, the Information Agent, the Dealer Manager and the Depositary incurred in connection with the Offer. None of the Company and any of its affiliates will pay any fees or commissions to any broker or dealer or any other person (other than the Paying Agent, the Information Agent, the Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What will happen to my fractional Shares in connection with the Offer and the Public Offering?

No fractional Shares will be purchased in the Offer. The Company anticipates that a number of stockholders will continue to hold fractional Shares after the completion of the Offer and the Public Offering. Promptly after the completion of the Public Offering, the Company anticipates that it will eliminate the fractional Shares by sending the stockholders with fractional Shares a check for the cash value of such fractional Shares in accordance with Maryland law. See Section 13.

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•	the Credit Facility Condition;
•	no legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold all the Shares purchased in the Offer;
•	no general suspension of trading in, or limitation on prices for or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;
•	no significant changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business or the trading in the Shares shall have occurred;
•	no commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred;
•	no person (including a group) shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	no person (including a group) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to acquire us or any of the Shares, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries; and
•	no material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects shall have occurred.

The Offer is subject to these conditions, among others, which are described in greater detail in Section 7. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned upon on any minimum number of Shares being tendered.

What are the federal income tax consequences of participating in the Offer?

If your tendered Shares are accepted and you are a U.S. Stockholder (as defined in Section 14), the receipt of cash for your tendered Shares will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) consideration received in respect of a sale or exchange of the Shares eligible for capital gain or loss treatment, or (b) a distribution from us in respect of Shares taxable as ordinary income to the extent it is out of our current or accumulated earnings and profits (and not designated by us as a capital gain dividend or qualified dividend income). Different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of warrants, options or the vesting of restricted share units). See Section 14.

If you are a Non-U.S. Stockholder (as defined in Section 14), the payment of cash you receive for your tendered Shares may be subject to U.S. federal income tax withholding. See Section 14.

Along with your Letter of Transmittal, if you are a U.S. Stockholder, you are asked to submit an IRS Form W-9. Any tendering U.S. Stockholder who fails to complete, sign and return the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable, if you are a Non-U.S. Stockholder) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder pursuant to the Offer to Purchase, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding. See Section 14.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who can respond to questions or provide assistance regarding the Offer?

Please direct questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or other materials to Georgeson Inc., the Information Agent for the Offer, at (888) 658-5755 (toll-free) or (212) 440-9800 (banks and brokers).

FORWARD-LOOKING STATEMENTS

The Offer to Purchase contains certain forward-looking statements and information relating to us that are based on current expectations, estimates, forecasts and projections and our management’s beliefs and assumptions about us, our future performance and our business, including statements about the Offer and the Public Offering. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in the Offer that are not historical facts. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “outlook,” “could,” “target,” “intend,” “seek,” “should,” “may,” “assume,” “continue,” “plan” and “project” and as well as variations of such words and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of the Registration Statement filed with the SEC on February 15, 2012 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 15, 2012. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, the following:

•	our ability to complete the Offer;
•	the satisfaction of the Credit Facility Condition;
•	the price at which the Shares trade in connection with the listing of the Shares on NASDAQ and the price of the Shares issued in the Public Offering, which may be higher or lower than the Final Purchase Price;
•	the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;
•	changes in the real estate industry, including regulatory changes, that may impact our ability to operate or expand; and
•	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of the respective dates on which they were made. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To All Stockholders of American Realty Capital Trust, Inc.:

We invite our stockholders to tender up to $220,000,000 in value of Shares for purchase by us at a price not greater than $11.00 nor less than $10.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions the Offer to Purchase and the Letter of Transmittal, as each may be supplemented or amended from time to time.

The Offer will expire at 5:00 P.M., Eastern Time, on March 28, 2012, unless the Offer is extended or withdrawn. To tender your Shares you must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer, including choosing the price or prices at which you wish to tender your Shares.

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $11.00 nor less than $10.50 per Share, that will allow us to purchase $220,000,000 in value of Shares, or a lower amount depending upon the number of Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” All Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price, on the terms and subject to the conditions of the Offer.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. If, based on the Final Purchase Price, Shares having an aggregate value of less than $220,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. If, based on the Final Purchase Price, more than $220,000,000 in value of Shares are properly tendered and not properly withdrawn, we will (a) first, purchase all Shares tendered in amounts of less than 100 Shares (“odd lots”), and (b) second, purchase all Shares tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force and effect and Shares tendered by book-entry transfer pursuant to Section 3 will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 7 of the Offer prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 A.M., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Section 1, Section 3 and Section 4.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE CREDIT FACILITY CONDITION. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY AND ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE

PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY AND THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender Shares in the Offer.

We will pay the Paying Agent and the Information Agent reasonable and customary compensation for their services. Additionally, we will pay the Paying Agent, the Information Agent, the Dealer Manager and the Depositary reasonable out-of-pocket costs or expenses incurred in connection with the Offer. See Section 15.

Effective immediately upon the listing of the common stock of the Company of NASDAQ on March 1, 2012, there were 179,455,412 Shares issued and outstanding . At the maximum Final Purchase Price of $11.00 per Share, we could purchase approximately 20,000,000 Shares if the Offer is fully subscribed, which would represent approximately 11.1% of the issued and outstanding Shares as of March 1, 2012. At the minimum Final Purchase Price of $10.50 per Share, we could purchase approximately 20,952,380 Shares if the Offer is fully subscribed, which would represent approximately 11.7% of the issued and outstanding Shares as of March 1, 2012.

Our principal executive offices are located at 405 Park Avenue, New York, New York 10022, and our telephone number is (212) 415-6500.

References in the Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

The Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $220,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price not greater than $11.00 and not less than $10.50 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Final Purchase Price, Shares having an aggregate value of less than $220,000,000 are properly tendered and not properly withdrawn, we will buy all the Shares properly tendered and not properly withdrawn.

The Expiration Date will be 5:00 P.M., Eastern Time, on March 28, 2012, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 8 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 6 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the minimum price or prices (in increments of $0.25), within a price range of $11.00 and $10.50 per Share, at which such they are willing to sell their Shares. By following Instruction 6 of the Letter of Transmittal, stockholders can tender portions of their Shares at up to three different minimum prices in Section 1 of the Letter of Transmittal, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price.

Promptly following the Expiration Date, we will determine the Final Purchase Price, which will be the lowest per Share price within the range that will enable us to purchase up to $220,000,000 in value of Shares, or a lower amount depending on the number of Shares that are properly tendered. If, based on the Final Purchase Price, Shares having an aggregate value in excess of $220,000,000 are properly tendered and not properly withdrawn, we may not purchase all of the Shares tendered at or below the Final Purchase Price and the “odd lot” priority and proration provisions (described below) will be applied. If, based on the Final Purchase Price, Shares having an aggregate value of less than $220,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

All Shares that are purchased by the Company in the Offer will be purchased at the Final Purchase Price, including Shares that are tendered at a lower price. The Company will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. No fractional Shares will be purchased in the Offer. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer pursuant to Section 3, will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price or to begin paying for tendered Shares until at least five business days after the Expiration Date. We will not delay payment for tendered Shares unless we receive a written request from a registered holder for a specific purpose, such as accommodating a request for information regarding a potential transaction in which proceeds from the Offer are rolled over into another investment, in which case payment may be delayed no more than five additional business days.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer. We may increase the value of Shares sought in the Offer to an amount greater than $220,000,000, subject to applicable law. If the Company increases the consideration to be paid for Shares pursuant to the Offer, it will pay such increased consideration for all the Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 7, including the Credit Facility Condition.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

Priority of Purchases.   On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $220,000,000 (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•	first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:
•	tenders all Shares owned beneficially or of record by such odd lot holder at a price or prices at or below the Final Purchase Price (tenders of less than all Shares owned by such odd lot holder will not qualify for this preference); and
•	completes the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
•	second, after the purchase of all Shares properly tendered by odd lot holders, we will purchase all other Shares properly tendered at or below the Final Purchase Price, on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a particular stockholder at or below the Final Purchase Price will be purchased.

As we noted above, we may elect to purchase more than $220,000,000 in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots.   For purposes of the Offer, the term “odd lots” means all Shares properly tendered at prices at or below the Final Purchase Price held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares, which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all the Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts. By accepting the Offer, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. Any odd lot holder wishing to tender all of such odd lot holder’s Shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration.   If proration of tendered Shares is required, the Paying Agent will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders) at or below the Final Purchase Price with appropriate adjustment to avoid purchases of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, because of the odd lot procedure described above and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their Custodians.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer.

We believe that the Offer is a prudent use of our financial resources given our business profile and assets. The Offer is part of our overall goal to enhance stockholder value. Effective on March 1, 2012, the Shares were listed and are now traded on NASDAQ under the symbol “ARCT”. We believe that the modified “Dutch auction” tender offer set forth in the Offer to Purchase represents an efficient mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring most broker’s fees or commissions associated with open market sales. Furthermore, “odd lot holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares.

Members of our senior management have met with our Board of Directors to discuss the terms of the Offer. Our Board of Directors considered the terms of the Offer and further reviewed the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors our Board of Directors deemed relevant, including the expected financial impact of the Offer, including the listing of Shares on NASDAQ, the internalization of management services previously provided by the Company’s advisor and property manager, the Public Offering and the amendment of the Company’s existing revolving credit facility. Based upon the foregoing, on February 14, 2012, our Board of Directors unanimously approved proceeding with the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY AND ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY OR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY AND THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

3.	Procedures for Tendering Shares.

Proper Tenders of Shares by Registered Holders.  If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), you may tender your Shares under the Offer by delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to ARC Advisory Services, LLC, the Depositary for the Offer, which must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase before the Expiration Date. The Expiration Date will be 5:00 P.M., Eastern Time, on March 28, 2012, unless the Offer is extended. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact their Custodian to tender their Shares on their behalf.

Proper Tenders of Shares by Custodians or DTC Participants.  If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC, you may tender Shares under the Offer by:

•	delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to ARC Advisory Services, LLC, the Depositary for the Offer, which must be received by the Depositary at its address set forth on the back cover of the Offer to Purchase before the Expiration Date; and
•	tendering the applicable Shares electronically through DTC’s Automated Tender Offer Program (“ATOP”) into the Paying Agent’s account at DTC by book-entry transfer, subject to the terms and procedures of that system, on or prior to Expiration Date.

Even if the delivery of Shares is made by book-entry transfer to the Paying Agent’s account at DTC, you must also submit a written Letter of Transmittal to the Depositary at the address set forth on the back cover page of the Offer to Purchase.

If you are tendering Shares through ATOP and wish to tender portions of your Shares at more than one price, you will need to complete a separate ATOP transfer for each price at which you are tendering your Shares. Additionally, you must specify in Section 2 of the Letter of Transmittal in the box captioned “Additional Information Regarding Tendered Share” each applicable ATOP transaction code for the Shares you are tendering in connection with your Letter of Transmittal.

Number and Prices of Shares Tendered.   In accordance with Instruction 6 of the Letter of Transmittal, if you want to tender Shares under the Offer, you must complete Section 1 of the Letter of Transmittal entitled “Number and Prices of Shares Tendered”, indicating the price or prices at which you wish to tender your Shares and the number of whole Shares you own that you wish to tender at each applicable price.

Stockholders may tender all or a portion of their Shares at one or more of the following prices per Share: $11.00, $10.75 and $10.50. Stockholders may tender all or a portion of their Shares at a single price, or may tender portions of their Shares at more than one of the prices specified. For example, if you own 100 Shares, you may tender all of your Shares at $10.75 per Share, or 50 Shares at $10.75 per Share and 50 Shares at $10.50 per Share. In another example, by tendering 50 Shares at $10.75, you are indicating that the minimum price that you are willing to accept for that portion of your Shares is $10.75. Therefore, the portion of the Shares that you tender at $10.75 would be purchased (subject to proration and the odd lot provisions, with appropriate adjustments to avoid purchases of fractional Shares) so long as the Final Purchase Price is determined to be $10.75 or more.

Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. Each stockholder whose Shares are purchased in the Offer will receive the Final Purchase Price (net to the seller in cash, less any applicable withholding taxes and without interest), even if such stockholder has tendered the purchased Shares at a price that is lower than the Final Purchase Price. For example, if the Final Purchase Price is $10.75, and you tendered 100 Shares at $11.00 per Share, none of the Shares you tendered will be accepted. By contrast, if the Final Purchase Price is determined to be $10.75, and you tendered 50 Shares at $11.00 per Share and 50 Shares at $10.50 per Share, then only the 50

Shares tendered at $10.50 per Share will be purchased and you will receive the Final Purchase Price of $10.75 per Share that is tendered and accepted.

Stockholders may not tender the same Shares more than once and may not tender the same Shares at more than one price. Stockholders may not tender more Shares than they own. Accordingly, a Letter of Transmittal that purports to tender more Shares than you hold will be in invalid tender. The stockholder should indicate the number of whole Shares he, she or it wishes to tender in Section 1 of the Letter of Transmittal.

In addition, odd lot holders who tender all of their Shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact their Custodian to tender their Shares on their behalf. Stockholders who hold Shares through a Custodian are urged to consult their Custodian to determine whether transaction costs may apply if stockholders tender Shares through their Custodian. If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

Treatment of Fractional Shares.   No fractional Shares will be purchased in the Offer. The Company anticipates that a number of stockholders will continue to hold fractional Shares after the completion of the Offer and the proposed Public Offering. As promptly as practicable after the completion of the Offering and the proposed Public Offering, the Company intends to eliminate any fractional Shares by sending the stockholders with fractional Shares a check for the cash value of such fractional Shares in accordance with Maryland law.

Signature Guarantees; Method of Delivery.   Signature guarantees are not required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of DTC whose name appears on a security position listed as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees; and
•	if Shares are tendered through DTC’s ATOP procedures, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC, as described below; and
•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. The Letter of Transmittal and other required documents will be deemed delivered only when actually received by the Depositary (or, in the case of book-entry transfer of Shares from DTC’s ATOP procedures, when the Paying Agent receives a confirmation of receipt of your Share by book-entry transfer). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

You must deliver the Letter of Transmittal, and other required documents, to ARC Advisory Services, LLC, the Depositary. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery.   The Paying Agent will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of the Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Paying Agent’s account in accordance with DTC’s ATOP procedures. Although delivery of Shares may be effected through a book-entry transfer into the Paying Agent’s account at DTC, either (a) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of the Offer to Purchase prior to the Expiration Date or (b) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date or if the required documents cannot be delivered to the Depositary by the Expiration Date.

Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

Guaranteed Delivery.   If you wish to tender Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with the Offer to Purchase is received (by regular mail, overnight courier or hand delivery) by the Depositary prior to the Expiration Date; and
•	within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, the Depositary receives a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal and, if you are tendering Shares through DTC’s ATOP procedures, the Paying Agent receives confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC.

A Notice of Guaranteed Delivery must be delivered to the Depositary by regular mail, overnight courier or hand delivery before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Depositary or their Custodian for assistance. The contact information for the Information Agent and the Depositary is on the back cover page of the Offer to Purchase.

Procedures for Stock Options.   We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Restricted Stock Awards.   We are not offering, as part of the Offer, to purchase unvested or deferred restricted stock awards that have not been earned and paid out, and tenders of such awards will not be accepted.

Return of Unpurchased Shares.   If any Shares tendered by book-entry transfer at DTC are not purchased or are properly withdrawn before the Expiration Date, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt of any Shares tendered) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Paying Agent, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering: (a) has a “net long position” equal to or greater than the amount of Shares tendered in (1) Shares or (2) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise; and (b) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (b) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein also will constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

U.S. Federal Backup Withholding Tax.   Under the U.S. federal income tax laws, payments of cash pursuant to the Offer to Purchase a U.S. Stockholder (as defined in Section 14) may be subject to “backup withholding tax” at the applicable statutory rate (currently 28%), unless such U.S. Stockholder provides the

Paying Agent with such U.S. Stockholder’s correct taxpayer identification number (“TIN”) on an Internal Revenue Service (“IRS”) Form W-9 (or substitute Form W-9), certifies under penalties of perjury that such TIN is correct and provides certain other certifications before payment is made, unless an exemption applies. If a U.S. Stockholder does not provide such U.S. Stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose a penalty on such U.S. Stockholder. Non-U.S. Stockholders (as defined in Section 14) should provide the Paying Agent with the appropriate properly completed and executed IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding.

If you are a U.S. Stockholder exchanging Shares for cash pursuant to the Offer to Purchase you should complete and sign the IRS Form W-9 included with the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Paying Agent). Certain stockholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. If you are a Non-U.S. Stockholders you should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

ANY TENDERING U.S. STOCKHOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER PURSUANT TO THE OFFER. SEE SECTION 14.

U.S. Federal Income Tax Withholding on Payments to Non-U.S. Stockholders.   Non-U.S. Stockholders (as defined in Section 14) may be subject to withholding of U.S. federal income tax at a rate of 30% on payments received pursuant to this Offer to Purchase. As described in Section 14, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder’s facts and circumstances. The Paying Agent generally will treat payments made to Non-U.S. Stockholders pursuant to this Offer to Purchase as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, the Paying Agent will withhold 30% of gross proceeds payable to a Non-U.S. Stockholder unless the Non-U.S. Stockholder has provided the Paying Agent before payment is made with (1) a properly completed and executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (2) a properly completed and executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business in the United States. A Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Stockholder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. A Non-U.S. Stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to this Offer in the manner and to the extent described in Section 14 as if it were a U.S. Stockholder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable tax treaty). The Paying Agent will determine a stockholder’s status as a Non-U.S. Stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted.

Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Non-U.S. Stockholders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, the refund procedures, and based on their circumstances which applicable IRS Form W-8 they should provide to us.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that if we have not accepted Shares you have tendered to us for payment, you may also withdraw your tender at any time after 12:00 midnight, Eastern Time, on April 25, 2012.

Withdrawals by Registered Holders.   If your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier, hand delivery or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit a(vii) of the Schedule TO) at the Depositary’s address set forth on the back cover page of the Offer to Purchase. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal.

Withdrawals by Custodians and DTC Participants.   If you are a broker, dealer, commercial bank, trust company or other nominee tendering Shares on behalf of your client or an institution participating in DTC who has tendered Shares under the procedure for book-entry transfer set forth in Section 3, for a withdrawal to be effective, (a) you must comply with DTC’s procedures for withdrawal of tenders and (b) the Depositary must receive (by regular mail, overnight courier, hand delivery, or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Notice of Withdrawal (attached as Exhibit a(viii) of the Schedule TO) at the Depositary’s address set forth on the back cover page of the Offer to Purchase. If you tendered your Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate Notices of Withdrawal or a combined Notice of Withdrawal.

Determination of Validity of Withdrawals.   We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. None of the Company or the Dealer Manager, the Paying Agent, the Depositary, the Information Agent and any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Paying Agent and the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer (including the Credit Facility Condition), promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering stockholders; and
•	accept for payment and pay for (and thereby purchase) Shares having an aggregate value of up to $220,000,000 (or such greater amount as we may elect to pay, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn, with appropriate adjustments to avoid purchases of fractional Shares.

We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority and proration provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay a single per Share purchase price for all Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after:

•	timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees;
•	if Shares are tendered through DTC’s ATOP procedures, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC as described in Section 3; and
•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for the Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date, with appropriate adjustments to avoid purchases of fractional Shares.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and Shares tendered by book-entry transfer pursuant to Section 3 will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to any Offer is delayed or the Company is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to its rights under Section 7 (but subject to compliance with 13e-4(f) under the Exchange Act), the Paying Agent or the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4.

6.	Price Range of Shares; Dividends.

On February 24, 2012, in connection with the Offer, we estimated a price range within which we believe our stockholders might sell their Shares to us. This range is not intended to serve as our estimate of the fair value of our stock nor as the estimate of the fair net value of our assets.

Valuation.   In composing the estimated price range for the Offer, with the assistance of our financial advisors, we computed the estimated market price per Share using two different methodologies: comparable company analysis and the Gordon Growth Model. We used financial projections based on portfolio data as of January 31, 2012, and market prices for comparable public companies as of February 24, 2012.

Comparable Company Analysis.   We project that our 2012 estimated adjusted funds from operations per Share will be approximately $0.72 to $0.76 per Share, based on assets owned and liabilities owed as of January 31, 2012. We estimate that our comparable publicly traded real estate investment trusts (“REITs”) trade, as of February 24, 2012, at market prices of between 16 and 18.0 times analyst consensus 2012 estimated adjusted funds from operations per share.

Gordon Growth Model.   The Gordon Growth Model is a form of dividend discount model that uses the current dividend rate for a particular security, the expected growth rate of that dividend, and an estimated cost of equity for that security to determine a target price for that security. Based on research analyst reports we reviewed, as well as company projections, we estimate that the appropriate cost of equity and growth rate for our Company are 9% to 10% and 3% to 4%, respectively. Our current annualized distribution rate is $0.70, paid monthly.

Liquidity Discount.   Prior to March 1, 2012 there was no active trading market for our shares. We listed our shares for trading on NASDAQ on March 1, 2012 but the lack of prior trading history prohibits us from determining how our Shares will trade in comparison to similar, more liquid REITs or whether a liquid market for our shares will develop at all. We believe that a 5% to 15% discount is appropriate given the current lack of public trading market for our Shares. By applying a discount of between 5% and 15%, we calculated a price range to offer to our shareholders in the Offer of approximately $10.50 to $11.00.

Limitations and Risks.   As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per Share value. Furthermore, the estimated value of our Shares was calculated as of a particular point in time. The value of our shares will fluctuate over time in response to, among other things, changes in real estate market fundamentals, capital markets activities and attributes specific to the properties and leases within our portfolio. The value of our Shares following the Listing and the Public Offering may be lower or higher than the range at which we are offering to purchase Shares.

Dividends and Distributions.   We intend to continue to maintain our qualification to be taxed as a REIT. U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income (which does not equal net income, as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding net capital gain. U.S. federal income tax law requires REITs to pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income.

In order to maintain our REIT qualification and to generally not be subject to U.S. federal income and excise tax, we have made and intend to continue to make regular monthly distributions of all or substantially all of our net income to our stockholders out of assets legally available therefor. Any future distributions we make will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the Maryland General Corporation Law and such other factors as our Board of Directors deems relevant.

The following table sets forth the distributions that have been paid and/or declared within the past two years by our Board of Directors:

Month	Amount Declared per Share/Unit	Date Paid
2010
January	$0.0569	1/4/2010
January (Special Distribution)	$0.0500	1/19/2010
February	$0.0569	2/1/2010
March	$0.0514	3/1/2010
April	$0.0569	4/1/2010
May	$0.0575	5/3/2010
June	$0.0595	6/1/2010
July	$0.0575	7/1/2010
August	$0.0595	8/2/2010
September	$0.0595	9/1/2010
October	$0.0575	10/1/2010
November	$0.0595	11/1/2010
December	$0.0575	12/1/2010
2011
January	$0.0595	1/3/2011
February	$0.0595	2/1/2011
March	$0.0537	3/1/2011
April	$0.0595	4/1/2011
May	$0.0575	5/2/2011
June	$0.0595	6/1/2011
July	$0.0575	7/1/2011
August	$0.0595	8/1/2011
September	$0.0595	9/1/2011
October	$0.0575	10/3/2011
November	$0.0595	11/1/2011
December	$0.0575	12/1/2011
2012
January	$0.0595	1/3/2012

Any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of Shares on or prior to the date on which Shares are taken up and paid for under the Offer shall be for the account of the stockholders of record of such Shares. Additionally, if, on or after March 1, 2012, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares, shares of any other class or series of equity interest, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Company’s rights under Section 7, the Company may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as the Company deems appropriate, including the total value or type of securities to be purchased.

Shares purchased in the Offer no longer will be eligible for receipt of future dividends or distributions. The Company reserves the right for the future to increase its monthly distributions and pay special distributions in cash or in kind.

Effective on March 1, 2012, the Shares were listed and are now traded on NASDAQ under the symbol “ARCT”. March 1, 2012 will be the first day on which the Shares are traded on NASDAQ, so we cannot provide a market price of the Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on a minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us to have occurred) that, in our judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares in the Offer:

•	the Credit Facility Condition shall not have been satisfied;
•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;
•	in our reasonable judgment, could be expected to materially and adversely affect our or our subsidiaries’ and affiliates’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all the Shares pursuant to the Offer;
•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:
•	make our purchase of, or payment for, some or all the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer;
•	materially impair the contemplated benefits to us of the Offer;
•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all the Shares to be purchased pursuant to the Offer;
•	impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our stockholders; or
•	materially and adversely affect our or our subsidiaries’ and affiliates’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects;
•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;
•	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;
•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;
•	any decrease of more than 10% in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, the Standard & Poor’s 500 Composite Index, NCREIF Property Index, or the Morgan Stanley REIT Index and measured from the close of trading on February 29, 2012, the last day of trading prior to the commencement of the Offer.
•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	legislation amending the Code, having been passed by either the U.S. House of Representatives or Senate or pending before the U.S. House of Representatives or Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the transaction contemplated by the Offer in any manner that would reasonably be expected to materially and adversely affect us; or
•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	a tender or exchange offer for any or all the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before February 29, 2012);
•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before February 29, 2012 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or
•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•	otherwise could reasonably be expected to materially adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, licenses, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•	we shall have determined that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by less than 300 persons, or (2) cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders,
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended,
•	waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date, or
•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Extension of the Offer; Termination; Amendment.

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his or her Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement shall be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule
13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. The Offer will be extended until the expiration of the period of at least ten business days if:

•	we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 8.

If we increase the value of Shares purchased in the Offer such that the additional amount of Shares accepted for payment in the Offer does not exceed 2% of the outstanding Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer.

9.	Source and Amounts of Funds.

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $220,000,000. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $222,800,000. We intend to pay for this cost by using a portion of our available cash and liquid assets and borrowings under the Company’s revolving credit facility. Borrowings under the Company's revolving credit facility are subject to customary conditions.

Our $220,000,000 million revolving credit facility with RBS Citizens N.A., as administrative agent, matures on August 17, 2014. Borrowings thereunder will bear interest at the rate of: (a) LIBOR with respect to Eurodollar rate loans plus a margin 205 to 285 basis points, depending on our leverage ratio; or (b) the greater of the federal funds rate plus 1.0% and the interest rate publicly announced by RBS Citizens N.A. as its“prime rate” or“base rate” at such time with respect to base rate loans plus a margin of 125 to 175 basis points, depending on our leverage ratio. Our revolving facility contains various covenants, including financial covenants with respect to consolidated leverage, net worth, fixed charge coverage, variable debt ratio, recourse debt to total asset value and secured debt to total asset value.

We and certain of our operating partnership’s subsidiaries guarantee the obligations under our revolving credit facility and have pledged certain equity interests in our property partnerships as collateral for the obligations thereunder.

In connection with the Offer, we recently amended our revolving credit facility to allow us to incur increased indebtedness, and as a result, we will be more leveraged. Increased leverage could have material adverse effects on the Company, including adversely affecting our cost of borrowing, limiting our access to capital markets or resulting in more restrictive covenants in future debt arrangements. The terms of our revolving credit facility and other indebtedness require, and the terms of loan documents entered into in the future likely will require, us to comply with a number of customary financial and other covenants, such as covenants with respect to consolidated leverage, net worth and unencumbered assets. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations.

Our ability to repay our obligations under our revolving credit facility, and to meet our other debt or contractual obligations, will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. Specifically, if the Public Offering is not successful, the Company will have limited ability to repay a significant portion of borrowings under our revolving line of credit in the near term; if the Public Offering is successful, the Company intends to cause the net proceeds be applied to repay indebtedness under our revolving credit facility. These factors include, without limitation, those described in the Offer to Purchase under “Forward-Looking Statements”, the risks detailed in the “Risk Factors” section and other sections of the Registration Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 15, 2012, our Current Reports on Form 8-K filed with the SEC on February 15, 2012 and February 29, 2012, respectively, and other filings by us with the SEC.

10.	Certain Information Concerning the Company.

We are a self-administered real estate company that invests in single tenant free standing retail, distribution warehouse and office properties that are primarily net leased to investment grade rated and other creditworthy tenants.

We were organized in August 2007 as a Maryland corporation and have continually qualified for taxation as a REIT commencing with our taxable year ended December 31, 2008. In connection with the listing of the Company’s common stock on NASDAQ, the Company has internalized the management services formerly provided by the Company’s advisor by terminating the advisory agreement with our former advisor, subject to a 60-day notice period (subject to our right to extend this agreement for three consecutive one-month periods), purchasing our property manager from our sponsor, AR Capital, LLC, for $10.00, and entering into an agreement with our property manager to waive any fees payable by us under the property management agreement to which we are a party. Following the internalization of these management services, the Company is now a self-administered and self-advised REIT.

Our principal executive office is located at 405 Park Avenue, New York, NY 10022; our telephone number is (212) 415-6500. Our website address is www.arct-reit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

The Business of the Company.   As of January 31, 2012, 71.1% of our average annual rent is derived from tenants that have an investment grade credit rating as determined by a major credit agency, and 100.0% of our average annual rent is derived from tenants that we believe are creditworthy tenants, including FedEx Corporation, Walgreen Co., CVS Caremark Corporation, and the General Service Administration. Our portfolio is diversified by tenant, property type and geography, and our properties are generally subject to long-term leases that have an average duration to expiration of approximately 13.5 years. The majority of our lease have tenant extension options. Our targeted retail properties are well-located on “the corner of Main Street and Main Street, USA,” and our office and warehouse distribution properties are typically situated along high traffic transit corridors at locations carefully selected by our tenants to support operationally essential activities. As of January 31, 2012, our portfolio is 100% occupied and consists of 485 properties located in 43 states and Puerto Rico, with over 15.6 million square feet, leased to 61 different tenants doing business in 20 separate industries.

We have virtually no lease expirations over the next six years, with only approximately 0.9% of our average annual rent expiring through December 31, 2017, and well-staggered lease maturities thereafter. Our average remaining lease term is approximately 13.5 years as of January 31, 2012. We believe our high-quality properties and long-term leases to credit tenants result in strong predictability of cash flows.

Our properties generally have been recently constructed or renovated and as of January 31, 2012, have a weighted average age of 5.3 years. We believe that the low average age and modern amenities of our properties make our properties attractive to tenants, and result in higher current rents, lower vacancies and higher alternative uses.

Available Information.   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. Copies of such material can also be obtained at prescribed rates by contacting the SEC at (202) 551-8090. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into the Offer, which means that we can disclose important information about us to you by referring you to other documents filed with the SEC. The information incorporated by reference is an important part of the Offer, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in the Offer or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 15, 2012;
•	Our Registration Statement filed with the SEC on February 15, 2012; and
•	Our Current Reports on Form 8-K filed with the SEC on February 15, 2012 and February 29, 2012, respectively.

Other. Certain of our loan agreements contain non-monetary covenants that restrict the direct or indirect transfer, sale or issuance of our shares of common stock, subject to common carve outs, including one for the issuance of shares by public companies or companies that become publicly traded. While we do not believe such provisions restrict our activities, it is possible that our previous continuous public offering or other company actions involving modifying certain documents could be interpreted inconsistently with the non-monetary covenants in certain of the loan agreements providing certain rights and remedies for the lenders.

You can obtain any of the documents incorporated by reference into the Offer from the SEC’s website at the address set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone numbers set forth below:

The Information Agent for the Offer is:
Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Tel: (212) 440-9800 (banks and brokers)
(888) 658-5755 (toll-free)

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of January 31, 2012, there were 178,179,289 Shares issued and outstanding, including 5,740,540 shares issued in connection with the Distribution Reinvestment Plan. As shown in the chart below, as of January 31, 2012, Shares representing approximately less than 1% of the outstanding Shares at that time were beneficially owned by (a) members of our board of directors and proposed directors, (b) our executive officers, and (c) all of our directors and executive officers as a group. Based solely upon the amounts and percentages contained in public filings, as of February 29, 2012, there was no person known by the Company to be the beneficial owner of more than 5% of its outstanding Shares.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percentage of Class(3)
Leslie D. Michelson, Independent Director(4)	23,046	*
William G. Stanley, Independent Director(5)	91,219	*
Robert H. Burns, Independent Director(6)	88,730	*
Nicholas S. Schorsch, Chairman of the Board(7)(8)	990,780	*
William M. Kahane, Chief Executive Officer(7)(9)	258,991	*
Peter M. Budko, Executive Vice President and Chief Investment Officer(7)(10)†	163,484	*
Edward M. Weil, Jr., Executive Vice President and Secretary(7)(11)†	56,530	*
Brian S. Block, Executive Vice President and Chief Financial Officer(7)(12)†	68,377	*
All directors and executive officers as a group (eight persons)	1,741,158	*

*	Less than 1%.
†	Each of these persons will be resigning upon consummation of the Internalization.
(1)	The address of William M. Kahane, Peter M. Budko, Robert H. Burns, Leslie D. Michelson and William G. Stanley is:

c/o American Realty Capital
405 Park Avenue
New York, NY 10022

The address of Nicholas S. Schorsch, Brian S. Block and Edward M. Weil, Jr. is:

c/o American Realty Capital
106 York Road
Jenkintown, PA 19046

(2)	Excludes 10,450 restricted shares of common stock that will vest and be issued to Brian D. Jones, our Chief Financial Officer and Treasurer following our Internalization, and 5,000 restricted shares of common stock that will vest and be issued to Susan E. Manning, our Chief Accounting Officer and Secretary following our Internalization. Restricted shares of common stock of 1,875 shares and 1,000 shares for Mr. Jones and Ms. Manning, respectively, are included as outstanding shares of common stock in our accompanying consolidated financial statements. Restricted shares of common stock of 8,575 shares and 4,000 shares for Mr. Jones and Ms. Manning, respectively, will be added to our outstanding shares of common stock in our consolidated financial statements following our Internalization.
(3)	Based on 178,179,289 shares of common stock outstanding as of January 31, 2012, including 5,750,540 shares issued in connection with the Distribution Reinvestment Plan. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.
(4)	Shares owned by Mr. Michelson include options to purchase 9,000 shares of common stock, 6,550 shares issued for Board related services in lieu of cash consideration, 1,496 shares issued under the Distribution Reinvestment Plan and 6,000 restricted shares of common stock. The restricted shares of common stock will vest and be issued to Mr. Michelson following our Internalization and are included as outstanding shares of common stock in our accompanying consolidated financial statements.
(5)	Shares owned by Mr. Stanley include options to purchase 9,000 shares of common stock, 20,451 shares issued for Board related services in lieu of cash consideration, 11,323 shares issued under the Distribution Reinvestment Plan, 44,444 shares purchased by Mr. Stanley and 6,000 restricted shares of common stock The restricted shares of common stock will vest and be issued to Mr. Stanley following our Internalization and are included as outstanding shares of common stock in our accompanying consolidated financial statements.
(6)	Shares owned by Mr. Burns include options to purchase 9,000 shares of common stock, 16,451 shares issued for Board related services in lieu of cash consideration, 12,835 shares issued under the Distribution Reinvestment Plan, 44,444 shares purchased by Mr. Burns and 6,000 restricted shares of common stock. The restricted share of common stock will vest and be issued to Mr. Stanley following our Internalization and are included as outstanding shares of common stock in our accompanying consolidated financial statements.
(7)	The Shares owned in the aggregate by Messrs. Schorsch, Kahane, Budko, Block and Weil include 20,000 Shares owned by ARC.
(8)	Includes 934,159 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ. Restricted shares of common stock of 467,079.5 shares are included as outstanding shares of common stock in our accompanying consolidated financial statements. Restricted shares of common stock of 467,079.5 will be added to our outstanding shares of common stock in our consolidated financial statements upon the listing of our common stock on NASDAQ.
(9)	Includes 212,370 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ. Restricted shares of common stock of 106,185 shares are included as outstanding shares of common stock in our accompanying consolidated financial statements. Restricted shares of common stock of 106,185 shares will be added to our outstanding shares of common stock in our consolidated financial statements upon the listing of our common stock on NASDAQ.
(10)	Includes 160,604 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ. Restricted shares of common stock of 80,302 shares are included as outstanding shares of common stock in our accompanying consolidated financial statements. Restricted shares of common stock of 80,302 shares will be added to our outstanding shares of common stock in our consolidated financial statements upon the listing of our common stock on NASDAQ.
(11)	Includes 55,270 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ. Restricted shares of common stock of 27,635 shares are included as outstanding shares of common stock in our accompanying consolidated financial statements. Restricted shares of common stock of 27,635 shares will be added to our outstanding shares of common stock in our consolidated financial statements upon the listing of our common stock on NASDAQ.
(12)	Includes 67,597 restricted shares of common stock, which will vest upon the listing of our common stock on NASDAQ. Restricted shares of common stock of 33,798.5 shares are included as outstanding shares of common stock in our accompanying consolidated financial statements. Restricted shares of common stock of 33,798.5 shares will be added to our outstanding shares of common stock in our consolidated financial statements upon the listing of our common stock on NASDAQ.

Our directors and officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and officers have advised us that they do not intend to tender Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the Offer will increase the proportional holdings of our directors and officers. In addition, after expiration or termination of the Offer, our directors and officers also may sell their Shares, subject to applicable law and our applicable policies and practices, from time to time in open market transactions at prices that may be more or less favorable than the price paid pursuant to the Offer.

Stock Option Plan.   In January 2008, our 2007 Non-Employee Director Stock Option Plan (the “2007 Stock Option Plan”) was approved by our Board of Directors and stockholders. Pursuant to our 2007 Stock Option Plan, our Independent Directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. The 2007 Stock Option Plan is designed to enhance our profitability and value for the benefit of our stockholders by enabling us to offer Independent Directors stock-based incentives, thereby creating a means to raise the level of equity ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders.

We have authorized and reserved 1,000,000 Shares for issuance under our 2007 Stock Option Plan, of which 27,000 stock options have been granted. Our Board of Directors may make appropriate adjustments to the number of Shares available for awards and the terms of outstanding awards under our 2007 Stock Option Plan to reflect any change in our capital structure or business, stock distribution, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Our 2007 Stock Option Plan provides for the automatic grant of a nonqualified stock option to each of our Independent Directors, without any further action by our Board of Directors or the stockholders, to purchase 3,000 Shares on the date of an independent director’s initial election or appointment and on the date of each annual stockholder’s meeting. These automatic grants will continue following the consummation of our Internalization. The exercise price for all stock options granted under our 2007 Stock Option Plan was fixed at $10.00 per Share until the termination of our prior initial public offering, and thereafter the exercise price for stock options granted to our Independent Directors will be equal to the fair market value of a Share on the last business day preceding the annual meeting of stockholders. The term of each such option will be ten years. Options granted to Independent Directors will vest and become exercisable on the second anniversary of the date of grant, provided that the Independent Director is a member of our Board of Directors on that date. In addition, all unvested options will become exercisable immediately upon a “change of control” (as defined under the 2007 Stock Option Plan).

Notwithstanding any other provisions of our stock option plan to the contrary, no stock option issued pursuant thereto may be exercised if such exercise would jeopardize our status as a REIT under the Code.

Restricted Share Plan.   In January 2010, our Board of Directors adopted our 2010 Restricted Share Plan. Prior to the completion of this offering, the 2010 Restricted Share Plan provided for the automatic grant of 3,000 restricted shares of common stock to each of the Independent Directors, or an Automatic Grant, without any further action by our Board of Directors or the stockholders, on the date of each annual stockholder’s meeting. Restricted stock issued to Independent Directors under the Automatic Grants vests over a five-year period following the first anniversary of the date of grant in increments of 20% annually. In connection with the consummation of this offering, the 2010 Restricted Share Plan was amended by our Board of Directors to provide that Automatic Grants will no longer be made following the consummation of the Public Offering.

Under the 2010 Restricted Share Plan, each of our Independent Directors is entitled to elect during the month such person first becomes an Independent Director and for the remainder of such calendar year and each December thereafter for the ensuing calendar year to receive all or a portion of his annual retainer in the form of unrestricted Shares. If no election is made, the Independent Director will be deemed to have elected to receive his entire retainer in cash.

The 2010 Restricted Share Plan provides us with the ability to grant awards of restricted shares to our directors, officers and employees, employees of entities that provide services to us, or of entities that provide services to us, and certain of our consultants. The total number of Shares authorized and reserved for issuance under the 2010 Restricted Share Plan is equal to 1.0% of our authorized Shares, or 2,400,000 Shares, of which 1,518,000 have been granted. Restricted share awards entitle the recipient to common stock under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common stock will be subject to the same restrictions as the underlying restricted shares.

Share Repurchase Program and Distribution Reinvestment Plan.   In contemplation of the listing of Shares on NASDAQ and the Offer, on February 15, 2012, the Company terminated its Share Repurchase Program and Distribution Reinvestment Plan. Subject to applicable rules and regulations, we may adopt a revised Distribution Reinvestment Plan and a revised Share Repurchase Program following the completion of the Offer and the Public Offering.

Subordinated Listing Fee.   In connection with the listing of Shares on NASDAQ, AR Capital, LLC (“ARC”) or its affiliates will be entitled to a subordinated incentive listing fee equal to 15% of the amount, if any, by which (a) the market value of our outstanding Shares plus distributions paid by us prior to listing, exceeds (b) the sum of the total amount of capital raised from stockholders during our prior continuous offering and the amount of cash flow necessary to generate a 6% annual cumulative, non-compounded return to such stockholders. For this purpose, (i) the market value of our Shares will be calculated based on the average market value of the Shares issued and outstanding at listing over the 30 trading days beginning 180 days after the Shares are first listed or included for quotation and (ii) we have agreed with the Ohio Division of Securities that such fee will be paid by the issuance of a non-interest bearing, non-transferrable promissory note that would be subject to mandatory amortization payments from any sale proceeds (except for the interest imputed for tax purposes) (subject to the right of the holder to convert any unpaid portion of the note into Shares at the end of three years). If the fee is earned, which will likely occur only to the extent the market value of our common stock for this purpose exceeds $9.81 per Share, we will incur additional leverage in an amount equal to the amount of the fee. By way of example, if the market value of our common stock for this purpose is $10.75 per Share, such fee would equal approximately $25.6 million and such fee would increase by approximately $6.7 million in respect of each $0.25 increase in the value of each Share of our common stock above such $10.75 amount. If such subordinated incentive listing fee is earned, any cash generated from property sales will be required to amortize such note until it is paid in full, therefore potentially reducing distributions to our stockholders. Further, if ARC or its affiliate elects to convert at maturity any unpaid portion of the note into Shares, the number of our Shares that will be issued upon such conversion will be valued for this purpose at the average market value of our Shares over the 30 trading days, beginning 180 days after the date on which our Shares are first listed (or March 1, 2012). If such conversion occurs, our net income per Share and funds from operations per share may be diluted as a result of such conversion. Messrs. Schorsch and Kahane, as holders of more than a majority of the equity interests in ARC, have material financial interests in the calculation, timing and form of payment of the subordinated incentive listing fee.

Other Arrangements.   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving Shares during the 60 days prior to March 1, 2012.

Except as set forth above: (a) we do not, and to our knowledge, none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of ours; (b) we have not, and to our knowledge the persons or entities referred to in clause (a) above have not, effected any transaction in the Shares or any other equity securities of ours during the past 60 days; and (c) we do not have, and to our knowledge the persons listed above do not have, any contract, arrangement, understanding or relationship with any other person with respect to any securities of ours (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The foregoing description of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in the Offer, or our most recent proxy statement, none of the Company nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Certain Financial Information

Historical Financial Information.   We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 15, 2012. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data.   The following tables sets forth selected summary financial data relating to our historical results of operations for the years ended December 31, 2011, 2010 and 2009. This financial data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 15, 2012. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

	December 31, 2011	December 31, 2010	December 31, 2009
Consolidated Balance Sheet Data:
Assets
Real estate investments, at cost:
Land	$325,458	$142,401	$37,779
Buildings, fixtures and improvements	$1,528,962	$631,999	$261,939
Acquired intangible lease assets	$271,751	$108,193	$38,838
Total real estate investments, at cost	$2,126,171	$882,593	$338,556
Less accumulated depreciation and amortization	$(101,576)	$(32,777)	$(11,292)
Total real estate investments, net	$2,024,595	$849,816	$327,264
Total assets	$2,130,575	$914,054	$339,277
Total liabilities	$730,371	$411,390	$228,721
Total equity	$1,400,204	$502,664	$110,556
Book value per Share	$6.50	$6.62	$5.71

	December 31, 2011	December 31, 2010	December 31, 2009
Consolidated Statement of Income Data:
Total revenue	$129,120	$44,773	$14,964
Total operating expenses	$113,981	$36,919	$9,473
Operating income (loss)	$15,139	$7,854	$5,491
Total non operating expenses	$(39,094)	$(17,506)	$(9,806)
Net loss	$(23,955)	$(9,652)	$(4,315)
Net income (loss) attributable to non-controlling interests	$(1,121)	$(181)	$49
Net loss attributable to American Realty Capital Trust, Inc.	$(25,076)	$(9,833)	$(4,266)
Other data
Net loss per common share, basic and diluted	$(.20)	$(0.31)	$(0.74)
Distributions declared per share	$0.70	$0.70	$0.67
Weighted-average number of common shares outstanding, basic and diluted	133,730,159	32,539,393	5,768,761
Ratio of Earnings to Fixed Charges	1.90x	1.49x	1.27x
13.	Certain Effects of the Offer.

Offer Price Could Undervalue the Shares.   Effective on March 1, 2012, the Shares were listed and are now traded on NASDAQ under the symbol “ARCT”. March 1, 2012 will be the first day on which the Shares are traded on NASDAQ, so we cannot provide a market price of the Shares. Stockholders who tender in the Offer and whose tenders are accepted will lose the opportunity to trade the tendered Shares on NASDAQ, which may be at lower or higher prices than the Final Purchase Price, and the chance to participate in any future third party acquisition of the Company.

While the price range under the Offer was based on an assessment of the value of the assets and operations of the Company by its management as of February 24, 2012, the value may not represent the current or future market value of the assets. Now that a liquid public market for the Shares has been established, the price offered pursuant to the Offer to Purchase may undervalue the Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.

Loss of Future Opportunities.   Stockholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Company from property operations or dispositions, and the purchase price per Share payable to a tendering stockholder payable by the Company may be less than the total amount which might otherwise be received by the stockholder with respect to the Shares over our remaining term, including with respect to any future third party acquisition of the Company.

Other Share Repurchases.   Following the completion or termination of the Offer, we may, from time to time, repurchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Use of Securities Acquired.   We will cancel and retire Shares purchased pursuant to the Offer.

Treatment of Fractional Shares.   No fractional Shares will be purchased in the Offer. The Company anticipates that a number of stockholders will continue to hold fractional Shares after the completion of the Offer and the Public Offering. Promptly after the completion of the Public Offering, the Company anticipates that it will eliminate the fractional Shares by sending the stockholders with fractional Shares a check for the cash value of such fractional Shares in accordance with Maryland law.

Extraordinary Transactions.   Except as disclosed or incorporated by reference in the Offer (including the Public Offering), or as may occur in the ordinary course of business, the Company currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
•	any material change in the present dividend policy, or indebtedness or capitalization of the Company;
•	any change in the present board of directors or management of the Company;
•	any other material change in the Company’s corporate structure or business;
•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;
•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares and the vesting of restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Additionally, from time to time, as part of our long-term corporate goal of increasing stockholder value, we have explored potential strategic acquisitions, divestitures and business combinations. As previously disclosed in our Current Report on Form 8-K filed with the SEC on May 27, 2011, the Company previously entered into an engagement letter with Goldman, Sachs & Co. pursuant to which the Company engaged Goldman, Sachs & Co. as its financial advisor to assist it in evaluating strategic alternatives, including the possible sale of all or a portion of the Company or its assets to a third party. From time to time, we have been approached by various parties, who have expressed an interest in acquiring all or part of the Company or its assets. Since its engagement of Goldman, Sachs & Co., the Company has decided that it is in the best interest of its stockholders to effect the Listing, to commence the Offer and to pursue the Public Offering. Accordingly, the Company may continue to engage in discussions with third parties that are potentially interested in acquiring all or part of the Company or its assets as opportunities for such discussions arise, despite having effected the Listing, the pendency of the Offer and the planned Public Offering. If we do so, there can be no assurance that any of these discussions will lead to any transaction, or as to the timing, value or terms of any such transaction. Accordingly, nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more acquisitions, divestitures or business combinations, subject to applicable law. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the value or market price of the Shares resulting from such potential future events. There can be no assurance that we will decide to undertake any such event in the future, or that such future event would be at a higher or lower price than the Final Purchase Price in the Offer.

Alternative Investments Programs Distributed by Realty Capital Securities, LLC.   If stockholders wish to learn about inventing all or a portion of the proceeds for their tendered Shares in alternative investments programs distributed by Realty Capital Securities, LLC, the affiliated broker/dealer of AR Capital, LLC, they may indicate their interest on the Letter of Transmittal.

14.	Material U.S. Federal Income Tax Consequences.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) THE DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR

The following discussion is a summary of material U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer that may be relevant to stockholders who hold such Shares as “capital assets” (generally, property held for investment) within the meaning of Code Section 1221. This summary is based on the provisions of the Code, final, temporary and proposed Treasury regulations, and reported judicial and administrative rulings and decisions in effect as of the date of the Offer, all of which are subject to change (possibly with retroactive effect), which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences (e.g., estate and gift tax consequences). In addition, this discussion does not address tax consequences applicable to a stockholder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to stockholders that may be subject to special tax rules, such as banks, insurance companies and other financial institutions, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt organizations, hybrid entities, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), certain United States expatriates, persons holding Shares as a part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to the Shares, individual retirement and other tax-deferred accounts, regulated investment companies, real estate investment trusts, “U.S. Stockholders” (as defined below) having a functional currency other than the U.S. dollar, or stockholders that acquired their Shares through the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

The tax treatment of a stockholder that exchanges its Shares for cash pursuant to the Offer will depend upon whether the stockholder’s receipt of cash for Shares pursuant to the Offer is treated as a sale or exchange of the Shares or instead as a distribution with respect to the Company’s stock that is actually or constructively owned by the stockholder.

As used herein, the term “U.S. Stockholder” means a beneficial owner of Shares who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxed as a corporation, created or organized in or under the laws of the United States, any state thereof of the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Stockholder” means a beneficial owner of Shares that is not a U.S. Stockholder.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to U.S. Stockholders.

A U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such exchange of Shares for cash, a U.S. Stockholder will, depending on the U.S. Stockholder’s particular circumstances, be treated either as having sold the Shares or as having received a distribution in respect of such U.S. Stockholder’s Shares. We cannot predict whether any particular U.S. Stockholder will be subject to sale or distribution treatment.

Determination of “Sale or Exchange” or “Distribution” Treatment.   A U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will be treated as a “sale or exchange” of the Shares for U.S. federal income tax purposes only if the receipt of cash upon such exchange:

•	is “substantially disproportionate” with respect to the U.S. Stockholder;
•	results in a “complete termination” of the U.S. Stockholder’s interest in the Company; or
•	is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder.

In determining whether any of the above three tests has been met, a U.S. Stockholder must take into account not only the Shares that the U.S. Stockholder actually owns, but also the Shares that it constructively owns within the meaning of Code Section 318. Under the constructive ownership rules of Code Section 318, a

U.S. Stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the U.S. Stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Stockholder has an equity interest, as well as Shares the U.S. Stockholder has an option to purchase.

•	Substantially Disproportionate. An exchange of Shares for cash pursuant to the Offer will be “substantially disproportionate” with respect to a U.S. Stockholder if the percentage of outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately following the exchange of Shares for cash pursuant to the Offer (treating all the Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately before the exchange (treating as outstanding all the Shares purchased in the Offer from the particular U.S. Stockholder and all other stockholders). In no event will the exchange of Shares for cash pursuant to the Offer be substantially disproportionate with respect to a U.S. Stockholder that owns 50% or more of the combined voting power of the Company immediately following the exchange of Shares for cash pursuant to the Offer.
•	Complete Termination. An exchange of Shares for cash pursuant to the Offer will result in a “complete termination” of a U.S. Stockholder’s equity interest in the Company if either (a) all of the stock of the Company (including the Shares and other stock) actually and constructively owned (including shares of Company stock constructively owned as a result of the ownership of options) by the U.S. Stockholder is exchanged for cash pursuant to the Offer or (b) all of the stock of the Company (including the Shares and other stock) actually owned by the U.S. Stockholder is exchanged for cash pursuant to the Offer and the U.S. Stockholder is eligible to waive, and effectively waives, the attribution of the Company’s stock constructively owned by the U.S. Stockholder in accordance with the procedures described in Code Section 302(c)(2). U.S. Stockholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Code Section 302(c)(2) should consult their tax advisors concerning the mechanics and desirability of such a waiver. A U.S. Stockholder who holds options to acquire shares of Company stock will be treated as the constructive owner of such shares of Company stock, and therefore will not be eligible for “complete termination” treatment.
•	Not Essentially Equivalent to a Dividend. An exchange of Shares for cash pursuant to the Offer will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Stockholder if it results in a “meaningful reduction” in the U.S. Stockholder’s interest in the Company. Whether a U.S. Stockholder meets this test will depend on the U.S. Stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Stockholders should consult their tax advisers as to the application of this test to their particular circumstances. In particular, depending on the total number of shares exchanged pursuant to the Offer, it is possible that an exchanging stockholder’s percentage interest in the Company (including any interest attributable to shares of Company stock constructively owned by the stockholder as a result of the ownership of options) could increase even though the total number of shares of our stock beneficially owned by such stockholder decreases.

Contemporaneous dispositions or acquisitions of Shares of the Company by a U.S. Stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied. Each U.S. Stockholder should be aware that because proration may occur in the Offer, even if all the Shares of the Company actually and constructively owned by a U.S. Stockholder are tendered pursuant to the Offer, fewer than all the Shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a U.S. Stockholder pursuant to the Offer will meet any of the above three tests.

Sale or Exchange Treatment.   If the receipt of cash by a U.S. Stockholder in exchange for Shares pursuant to the Offer meets any of the above three tests, the U.S. Stockholder will recognize capital gain or loss equal to the difference between (a) the amount of cash received by the U.S. Stockholder for such Shares and (b) the U.S. Stockholder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a U.S. Stockholder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the U.S. Stockholder. This gain or loss will be characterized as long-term capital gain or loss if the U.S. Stockholder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer. In the case of a U.S. Stockholder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A U.S. Stockholder’s ability to deduct capital losses may be limited. A U.S. Stockholder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Stockholder under the Offer.

Distribution Treatment.   If the receipt of cash by a U.S. Stockholder in exchange for Shares pursuant to the Offer does not meet any of the above three tests, then the full amount of cash received by the U.S. Stockholder with respect to our purchase of Shares under the Offer will be treated as a distribution to the U.S. Stockholder with respect the U.S. Stockholder’s Shares. Such distribution will be treated as ordinary dividend income to the U.S. Stockholder to the extent of such U.S. Stockholder’s ratable share of our current and accumulated earnings and profits (to the extent not designated as capital gain dividends or qualified dividend income) as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Stockholder’s gross income without reduction for the tax basis of the shares sold, and no current loss would be recognized. To the extent the distribution exceeds such U.S. Stockholder’s share of our current and accumulated earnings and profits, that excess will be treated first as a tax-deferred return of capital that will reduce the U.S. Stockholder’s adjusted tax basis in the Shares tendered in the Offer. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of any distribution will constitute a tax-deferred return of capital. Any amount of the distribution remaining after the U.S. Stockholder’s adjusted tax basis has been reduced to zero will be taxable to the U.S. Stockholder as capital gain. Any such gain will be long-term capital gain if the U.S. Stockholder has held the Shares for more than one year as of the date we are treated as purchasing the Shares under the Offer. The U.S. Stockholder’s remaining adjusted tax basis in its redeemed Shares (after any reduction as noted above), if any, will be allocated to other Shares of the Company held by the U.S. Stockholder, subject to certain adjustments in the case of a corporate stockholder.

Provided that no tendering stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the tender, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Company as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Stockholder can be given no assurance that a sufficient number of such U.S. Stockholder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Consequences to Non-U.S. Stockholders.

The U.S. federal income tax treatment of a Non-U.S. Stockholder’s exchange of Shares for cash pursuant to the Offer will depend on whether such Non-U.S. Stockholder is treated, based on the Non-U.S. Stockholder’s particular circumstances, as having sold the Shares or as having received a distribution in respect of such Non-U.S. Stockholder’s Shares. The appropriate treatment of the exchange of Shares will be determined in the manner described above with respect to the U.S. federal income tax treatment of an exchange of Shares pursuant to the Offer in the case of U.S. Stockholders.

Sale or Exchange Treatment.   Gain realized by a Non-U.S. Stockholder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests described above under “Consequences to U.S. Stockholders” provided that: (a) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (and, if a treaty applies, the gain generally is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Stockholder); (b) the Non-U.S. Stockholder is an individual who holds the Shares as a capital asset and is not present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met; and (c) (i) the Company is “domestically controlled,” which generally means that less than 50% in value of our stock continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date the Non-U.S. Stockholder exchanges such Shares pursuant to the Offer or, if shorter, during the entire period of our existence, or (ii) the Shares are “regularly traded” on an established securities market and the exchanging Non-U.S. Stockholder has not held more than 5% of the Company’s outstanding Shares at any time during the five-year period ending on the date of the exchange pursuant to the Offer. Despite the recent listing of our Shares on NASDAQ, we believe it is likely our Shares will be treated as “regularly traded” on an established securities market at the time we purchase Shares under this Offer. If gain realized by a Non-U.S. Stockholder on an exchange of Shares for cash pursuant to the Offer were to be subject to taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and we may be required to withhold from the gross amount of cash to be paid to the Non-U.S. Stockholder in exchange for its Shares.

Distribution Treatment.   If a Non-U.S. Stockholder does not satisfy any of the tests described above under “Consequences to U.S. Stockholders,” the full amount received by the Non-U.S. Stockholder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-U.S. Stockholder with respect to the Non-U.S. Stockholder’s Shares, rather than as a sale or exchange of such Shares. Such distributions, that are not attributable to gain from our sales or exchanges of United States real property interests and not designated by us as capital gain dividends, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If such dividend is treated as effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Shares. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s Shares tendered in the Offer. Instead, they will reduce the adjusted tax basis of such Shares. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s Shares tendered in the Offer, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or exchange of Shares for cash pursuant to the Offer, as described in the previous paragraph. Distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. Stockholders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Stockholder if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (b) the Non-U.S. Stockholder does not own more than 5% of the Shares at any time during the one year period ending on the date of the exchange pursuant to the Offer. Despite the recent listing of our Shares on NASDAQ, we believe it is likely our Shares will be treated as “regularly traded” on an established securities market at the time we purchase Shares under this Offer, and, therefore, we believe that this exception applies.

Withholding for Non-U.S. Stockholders.   Gross proceeds payable pursuant to the Offer to a Non-U.S. Stockholder, or his or her agent, will be subject to withholding of U.S. federal income tax as described in the previous paragraph, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or if such Non-U.S. Stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Stockholder must have delivered to the Paying Agent before payment a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Stockholder must have delivered to the Paying Agent a properly executed IRS Form W-8ECI claiming such exemption. If tax is withheld, a Non-U.S. Stockholder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Stockholder satisfies one of the three tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.

Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Non-U.S. Stockholders are strongly encouraged to consult their own tax advisors regarding the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and based on their circumstances which applicable IRS Form W-8 they should provide us.

NON-U.S. STOCKHOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH NON-U.S. STOCKHOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Backup Withholding and Information Reporting.   Information returns generally will be filed with the IRS in connection with the gross proceeds payable to a stockholder pursuant to the Offer. A U.S. Stockholder will be subject to backup withholding at the statutory rate (currently 28%) on these payments if the U.S. Stockholder has not provided its TIN (employer identification number or social security number) to the Paying Agent and complied with certain certification procedures or otherwise established an exemption from backup withholding on an IRS From W-9 or a substitute Form W-9. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Non-U.S. Stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that individual’s exempt status. The amount of any backup withholding from a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s U.S. federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is timely furnished to the IRS.

To avoid such backup withholding, each such U.S. Stockholder must provide the Paying Agent with such stockholder’s TIN and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 included with the Letter of Transmittal, or otherwise establish to the satisfaction of the Paying Agent that such stockholder is not subject to backup withholding. Non-U.S. Stockholders should provide the applicable properly completed and executed IRS Form W-8 along with the other documentation required to be provided pursuant to the Letter of Transmittal. The applicable IRS Form W-8 can be obtained from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Stockholders are strongly encouraged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances, the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations, and whether their circumstances dictate that they to provide us with an IRS Form W-9 or applicable IRS Form W-8.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL FOREIGN AND OTHER TAX LAWS.

15.	Fees and Expenses.

We have retained Realty Capital Securities, LLC, an affiliate of the Company, to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Realty Capital Securities, LLC may communicate with brokers, dealers, trust companies and similar entities with respect to the Offer.

We have retained ARC Advisory Services, LLC, an affiliate of the Company, to act as the Depositary in connection with the Offer. In its role as Depositary, ARC Advisory Services, LLC will receive Letters of Transmittal, Notices of Guaranteed Delivery and Notices of Withdrawal.

We have retained Computershare, Inc., to act as the Paying Agent in connection with the Offer. In its role as Paying Agent, Computershare, Inc. will be responsible for receiving tenders of Shares through the DTC’s ATOP procedures, determining the Final Purchase Price and proration factor, if any, and making paying for all Shares purchased by the Company under the Offer.

We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. The Information Agent will be available to answer inquiries from stockholders and, upon request and at the Company’s expense, will provide stockholders with additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

The Information Agent and the Paying Agent will receive reasonable and customary compensation for its services. We also have agreed to reimburse the Dealer Manager, the Depositary, the Information Agent and the Paying Agent for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager, the Depositary, the Information Agent and the Paying Agent against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent, the Paying Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through broker, dealer, commercial bank, trust company or other nominee are urged to consult their Custodians to determine whether transaction costs may apply if stockholders tender Shares through their Custodians. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a Custodian or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent, or the agent of the Dealer Manager, the Information Agent, the Paying Agent and the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5.

16.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such approval or the taking of any such action, subject to our right to decline to purchase Shares if any of the conditions set forth in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pending the outcome of any such matter, and we cannot assure you that any such additional approval or action, if needed, would be obtained at all or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

The foregoing discussion is not a complete statement of the state law or U.S. federal law and is qualified in its entirety by reference to the applicable state law and applicable U.S. federal law.

17.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot apply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, stockholders in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Company not contained in the Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to Custodians whose names appear on our list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in Section 10.

American Realty Capital Trust, Inc.
March 1, 2012

The Offer will expire at 5:00 P.M., Eastern Time, on March 28, 2012, or such other date to which the Offer may be extended. The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary for the Offer is:
ARC Advisory Services, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Tel: (877) 373-2522
Fax: (212) 421-5799 (for withdrawals only)
Attn: Tender Offer Operations Manager

The Information Agent for the Offer is:
Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Telephone: (212) 440-9800 (banks and brokers)
(888) 658-5755 (toll-free)

The Paying Agent for the Offer is:
Computershare, Inc.
c/o Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940-3011

If you have questions or need additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, you can contact Georgeson Inc., the Information Agent for the Offer, at 199 Water Street, 26th Floor, New York, NY 10038, Telephone: (212) 440-9800 (banks and brokers) or
(888) 658-5755 (toll-free).